Exhibit 99.(a)(1)(E)
MANNKIND CORPORATION
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
ELECTION FORM
     I have received MannKind Corporation’s Offer to Exchange Outstanding Options to Purchase Common Stock dated July 9, 2008 (the “Offer”), made available to holders of options to purchase Common Stock of MannKind Corporation (the “Company” or “MannKind”), granted under its Company Option Plans. Defined terms not explicitly defined herein shall have the same definitions as in the Offer.
     Pursuant to the terms of the Offer, I elect to have one or more Eligible Option Grants held by me, as specified below, cancelled in exchange for a right to receive a reduced number of Restricted Stock Units at an exchange ratio of one Restricted Stock Unit for each two shares of Common Stock underlying surrendered Eligible Option Grants. I hereby agree that, unless I withdraw or change my election before 5:00 p.m. Pacific Daylight Time on August 6, 2008 (or a later Expiration Date if MannKind extends the Offer), my election will be irrevocable, and, if accepted by MannKind, such surrendered Eligible Option Grants will be cancelled in their entirety on August 6, 2008 (or a later Expiration Date if MannKind extends the Offer). I understand that my right to Restricted Stock Units in exchange for Eligible Option Grants is subject to my continuous employment as more fully described in the Offer. I also understand that all Restricted Stock Units in exchange for Eligible Option Grants will be subject to vesting. I understand that an Eligible Option Grant subject to time-based vesting, no matter how many shares have already vested or remain to vest, will be exchanged for Restricted Stock Units that will vest as follows: 50% on August 1, 2009, 25% on February 1, 2010, and 25% on August 1, 2010, and that an Eligible Option Grant subject to performance-based vesting, no matter how many shares have already vested or remain to vest, will be exchanged for restricted stock units that will vest in three installments as follows: 20% upon the acceptance by the FDA of a filing of a new drug application for Technosphere Insulin, 30% upon approval from the FDA to market Technosphere Insulin, and 50% upon the first commercial sale of Technosphere Insulin.
     To view a list of all your outstanding options, you can access your online stock plan account at www.ubs.com/onesource/mnkd.
     I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the following Eligible Option Grant(s):

Option	Option	Option	Number of Option
Number	Grant Date	Exercise Price	Shares Outstanding

☐	This Election Form is being submitted to replace a previously submitted Election Form or Notice of Withdrawal.

     I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Option Grant(s) after the date of this election (unless I withdraw or change this election), and that such options will be cancelled as of August 6, 2008 (or a later Expiration Date if MannKind Corporation extends the Offer).
     I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with MannKind Corporation. I agree that MannKind Corporation has made no representations or warranties to me regarding this Offer or the future pricing of MannKind Corporation’s stock, and that my participation in this Offer is at my own discretion.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	Date and Time
RETURN THIS ELECTION FORM TO MANNKIND STOCK ADMINISTRATION NO LATER THAN 5:00 PM PACIFIC DAYLIGHT TIME ON AUGUST 6, 2008 VIA HAND DELIVERY, INTEROFFICE MAIL OR FACSIMILE TO (661) 775-5332
MANNKIND STOCK ADMINISTRATION WILL SEND YOU AN EMAIL CONFIRMATION WITHIN THREE BUSINESS DAYS OF RECEIPT.

INSTRUCTIONS TO THE ELECTION FORM
     1. Delivery of Election Form. A properly completed and executed original of this Election Form (or a facsimile of it) must be delivered to MannKind Stock Administration at 28903 North Avenue Paine, Valencia, CA 91355, via hand delivery, interoffice mail or facsimile to (661) 775-5332, on or before 5:00 p.m. Pacific Daylight Time on August 6, 2008 (the Expiration Date).
     The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You should allow sufficient time to ensure timely delivery.
     2. Withdrawal. You may withdraw this Election Form at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may withdraw at any time until the extended Expiration Date. To withdraw you must deliver a signed and dated Notice of Withdrawal to MannKind Investor Relations in accordance with the instructions to the Notice of Withdrawal. You may not rescind your election to withdraw and any attempt to do so will thereafter be deemed not properly made for purposes of the Offer; you may, however, complete and deliver a new Election Form following the procedures described in these Instructions in order to elect to participate in the Offer. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously delivered Election Form or Notice of Withdrawal from the Offer will be disregarded and will be considered replaced in full by the new Election Form.
     3. Change of Election. As noted in the Offer to Exchange, you may select individual Eligible Option Grants to be exchanged for a reduced number of Restricted Stock Units. You do not have to exchange all of your Eligible Option Grants, but for each Eligible Option Grant you do choose to exchange, you must exchange the entire outstanding, unexercised portion. You may change your mind about which Eligible Option Grants you would like to exchange at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may change your election regarding particular Eligible Option Grants you elected to exchange at any time until the extended Expiration Date. To change your election regarding any particular Eligible Option Grants you previously elected to exchange while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in these Instructions. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form. The Company will not accept any alternative, conditional or contingent exchanges. Although it is our intent to send you a confirmation of receipt of this Election Form, by signing this Election Form (or a facsimile of it), you waive any right to receive any notice of the receipt of the election to exchange your options, except as provided in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and does not mean that your Eligible Option Grants have been cancelled. Your Eligible Option Grants that are accepted for exchange will not be cancelled until the Expiration Date.
     4. Inadequate Space. If the space provided in this Election Form is inadequate, the information requested by the table on this Election Form regarding the options to be tendered should be provided on a separate schedule attached to this Election Form. You must print your name on, and sign, any attached schedules. Any attached schedules should be delivered with this Election Form, and will thereby be considered part of this Election Form.
     5. Exchange of Eligible Options. If you intend to exchange Eligible Option Grants through the Offer, you must complete the table on this Election Form by providing the option grant number, option grant date, exercise price, and the total number of option shares outstanding for each Eligible Option Grant that you intend to cancel and exchange for a reduced number of Restricted Stock Units. The information needed to complete this table is available by accessing your online stock plan account at www.ubs.com/onesource/mnkd.
The Company will not accept partial exchanges of individual Eligible Option Grants. Accordingly, you may exchange all or none of the shares outstanding pursuant to each Eligible Option Grant. The ratio of shares subject to Eligible Option Grants cancelled to Restricted Stock Units issued will be 2-to-1, subject to rounding as set forth in the Offer.
     6. Other Information on This Election Form. In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You must also include your email address and your government identification number, such as your employee identification or social security number, as appropriate.

     7. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Election Form should be directed to Stock Administration at MannKind Corporation, 28903 North Avenue Paine, Valencia, CA 91355, telephone number (661) 775-5595, email stockadmin@mannkindcorp.com.